[Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into this 26 day of July, 2024 (the “Effective Date”), by and between SKY SC, LLC, a Delaware limited liability company (“Landlord”), and NORTHANN CORP, a Nevada corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord is the fee simple owner of that certain real estate located in Fort Lawn, South Carolina (the “Land”) and which Land is known and municipally numbered as 2251 Catawba River Road, Fort Lawn, SC, upon which Land is erected an industrial building, (the “Building”), and together with the Land, collectively, the “Property”), which Building contains approximately 221,000 rentable square feet of space; and

WHEREAS, Landlord and Tenant desire to enter into this Lease, subject to the terms and conditions herein contained.

NOW THEREFORE, in consideration of the rents, covenants and conditions set forth in this Lease, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

1.             PREMISES. Landlord hereby leases to Tenant and Tenant hereby takes and leases from Landlord, that certain rentable space located within the Building depicted on Exhibit ‘A” attached hereto and made a part hereof (the “Premises”), which Premises include 106,610 square feet of space in the Building. The Premises includes 4,560 rentable square feet of office space and 98,400 rentable square feet of industrial space. The Premises shall extend horizontally to the outside of exterior walls and to the center line of those walls separating said Premises from other areas of the Building and vertically from the slab to the roof. Landlord reserves, without limitation, the right to install, maintain, use, repair and replace pipes, ductwork, conduits, utility lines and wires through hung ceiling space, column space, and partitions within any interior or exterior walls of the Premises and in or beneath the floor slab and within or above the ceiling area of the Premises or other parts of the Building in the manner that the said activities do not impact the Tenant’s business operations. In addition, Tenant shall have the non- exclusive right to use the Common Areas and the Parking Area (as each term is hereinafter defined), upon the conditions and agreements set forth in this Lease. Landlord reserves the right to alter or relocate the Parking Area and all components of the Common Areas of the Building, provided that there shall be caused thereby no unreasonable obstruction of Tenant’s right of access to the Premises from the access drive serving the Premises and all public streets.

2.            TERM. The term of this Lease (the “Term”) shall commence on August -20th, 2024(the “Commencement Date”) and end at 12:00pm on the date that is sixty (60) months thereafter unless earlier terminated as provided for herein. As used herein, the term “Lease Year” shall mean, with respect to the first Lease Year, the period of time commencing on the Commencement Date and ending on the date that is twelve months thereafter and, with respect to each Lease Year thereafter, each consecutive twelve (12) calendar month period thereafter.

3.            LANDLORD WORK. Landlord will complete the Landlord Improvements as more specifically defined in Exhibit “B”. All work will be completed by licensed and insured contractors and in a good and workmanlike manner.

4.            BASE RENT AND SECURITY DEPOSIT. As base rent for the Premises (the “Base Rent”), Tenant covenants and agrees to pay to the Landlord, in advance and without demand, counterclaim or offset, by ACH payment with Landlord providing ACH instructions upon execution of the Lease, or at such other place as Landlord may from time to time designate in writing, beginning on the first day of the Term and continuing on the first (1st) day of every month thereafter until expiration or termination of the Term, the monthly amounts as set forth on the schedule below. If the Commencement Date falls on a date other than the first (1st) day of a calendar month, the Rent shall be due and payable for such month, apportioned on a per diem basis for the period between the Commencement Date and the first day of the next full calendar month in the Term and such apportioned sum shall be paid on the Commencement Date.

Lease Year:	Rent per RSF	Annualized Rent	Monthly Installments
Months 1 through 12	$3.75	$399,787.50	$33,315.63
Months 13 through 24	$3.86	$411,781.13	$34,315.09
Months 25 through 36	$3.98	$424,134.56	$35,344.55
Months 37 through 48	$4.10	$436,858.60	$36,404.88
Months 49 through 60	$4.22	$449,964.35	$37,497.03

(b)           Security Deposit. Tenant will deliver a Security Deposit to Landlord in immediately available funds and prior to taking possession of the Premises in the amount of Ninety-Seven Thousand Three Hundred Seventy and 47/00 Dollars ($97,370.47) on the date of execution of the Lease by Tenant with said amount being equal to Two (2) months of Base Rent plus Two (2) months of the estimated cost of Tenant’s pro rata share of Taxes, Insurance, and Common Area Maintenance. The Security Deposit will be held by Landlord without liability for interest and as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood that it is not an advance payment of Base Rent or Additional Rent or a measure of Landlord’s damage upon an Event of Default (as defined in Section 10.01). Upon the occurrence of any Event of Default (as defined in Section 15), Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit, to the extent necessary, to make good any arrears of Base Rent, Additional Rent, or pay any expense or liability incurred by Landlord as a result of an Event of Default. Provided Tenant delivers the Leased Premises to Landlord as required herein upon expiration or earlier termination of this Lease, Landlord shall return any remaining balance of the Security Deposit to Tenant within fifteen (15) days following such expiration or termination of this Lease. If any portion of the Security Deposit is so used or applied, Tenant will upon ten (10) days written notice from Landlord, deposit with Landlord in immediately available funds an amount sufficient to restore the Security Deposit to its original amount. If Landlord transfers its interest in the Leased Premises during the Term, Landlord may assign the Security Deposit to the transferee and, upon assumption of Landlord’s obligations hereunder, have no further liability for the return of, or any matter relating to, such Security Deposit.

(c)           The Tenant will complete the installation of the flooring material in the office space and break rooms as specified herein. Upon providing evidence of the completed installation, the Base Rent shall be reduced in an amount equal to the total cost of the flooring material, which is $16,416 ($2 times the total square footage of 8,208, including 4,560 square feet of office space and 3,648 square feet of break rooms). This reduction in Base Rent will be applied in the month immediately following the submission of evidence of the completed installation.

5.             RIGHT OF FIRST REFUSAL AND OPTION TO PURCHASE.

a)

Grant of Right. The Landlord hereby grants the Tenant a Right of First Refusal to purchase the Property during the first year of the Term only. Should the Landlord receive a bona fide offer to purchase the Property from a third party during the Term, the Landlord shall first offer the Property to the Tenant under the terms and conditions set forth in this Section 5.

b)

Option to Purchase. Notwithstanding the foregoing, The Tenant shall have the option to purchase the Property for Twelve Million and 00/100 Dollars ($12,000,000.00) at any time during the first year of Term less the amount equivalent to the Security Deposit being held by Landlord at the time the Purchase Agreement, as described in Sec 5 ( c ) herein is executed,. To exercise this option, the Tenant must provide written notice to the Landlord (“Notice of Exercise of Purchase Option”) at any time before the end of the first year of the Term.

c)

Purchase Agreement. If the Tenant exercises the purchase option within the first year, the Tenant and the Landlord shall enter into a binding purchase agreement for the Property at the price of Twelve Million Dollars and 00/100 ($12,000,000.00). The closing of such purchase shall occur within ninety (90) days of the Tenant’s Notice of Exercise of Purchase Option, unless otherwise agreed by the Tenant and the Landlord. If this 90 day window to close extends beyond the time granted to exercise the option to purchase, it shall still be valid so long as the Notice of Exercise of Purchase Option was delivered to Landlord prior to the end of the first year of the Term.

d)

Notice of Bona Fide Offer. If during the Term, the Landlord receives a bona fide offer from a third party to purchase the Property, which the Landlord intends to accept, the Landlord must notify the Tenant in writing (“Notice of Bona Fide Offer”). This notice must include a copy of the third -party offer and all material terms and conditions of the proposed sale.

e)

Tenant’s Right to Refuse. Upon receipt of the Notice of Bona Fide Offer, the Tenant shall have Ten (10) days to notify the Landlord in writing of Tenant’s intention to exercise the Right of First Refusal to purchase the Property on the same terms and conditions as the third-party offer (“Notice of Exercise of ROFR”). The Right of First Refusal is valid only if the Tenant occupies 100% of the Property at the time the Notice of Exercise of ROFR is given.

f)

Portfolio Sale Exception. The Right of First Refusal shall not apply if the Landlord sells the Property as part of a portfolio sale, which shall be defined as the simultaneous sale of more than one property, whether to the same or different buyers. Landlord shall notify Tenant in written fifteen (15) days in advance of such sale.

g)

Purchase Agreement Following ROFR. If the Tenant exercises the Right of First Refusal within the ten (10) day period, the Tenant and the Landlord shall enter into a binding purchase agreement on the same terms and conditions as contained in the third-party offer. The closing of such purchase shall occur within the time frame specified in the third-party offer, unless otherwise agreed by the Tenant and the Landlord.

h)

Failure to Exercise Right. If the Tenant does not exercise its Right of First Refusal within the ten (10) day period, the Landlord may proceed with the sale of the Property to the third party on the terms and conditions specified in the Notice of Bona Fide Offer.

i)

Subsequent Offers. If the Landlord does not sell the Property to the third party pursuant to the terms of the third-party offer, the Landlord is not obligated to re-offer the Property to the Tenant in accordance with this Right of First Refusal before accepting any subsequent offer to purchase the Property.

j)

Waiver of Right. If the Tenant waives or fails to exercise its Right of First Refusal as provided herein, the Landlord shall be free to sell the Property to the third party without further obligation to the Tenant under this clause.

k)	Assignment. The Right of First Refusal and Option to Purchase granted herein shall not be assigned or transferred by the Tenant without the prior written consent of the Landlord .

6.             UTILITIES; MAINTENANCE.

(a)         Utilities Service. Landlord hereby represents and warrants that all utility services for the Premises are separately metered. Tenant will be responsible for the payment of all utilities service for the Premises, including electric, gas, water, sewage, telephone, garbage collection and any other utility service (“Utility”) directly to the applicable utility company. Tenant agrees that Landlord shall not be liable to Tenant for any interruption of Utility services, except to the extent caused by the negligence or willful misconduct of Landlord.

(b)         PV System. Landlord shall have the right, but not the obligation, at Landlord’s sole discretion to install a solar power generation system on the roof of the Building, which will be installed at Landlord’s expense (the “PV System”). Tenant agrees that in the event that Landlord installs a PV System, Tenant shall purchase from Landlord the electric energy generated by the PV System in order to satisfy its energy requirements, provided that the cost of such energy is less than that would be charged by the utilities provider (hereinafter referred to as the local distribution company (“LDC”)) for such energy consumption. The amount charged by Landlord for the electric energy generated by the PV System shall be considered Additional Rent. The Leased Premises shall be connected to the grid of the LDC providing electric energy to the Building such that in the event electrical energy cannot be provided by the PV System or if the electric energy generated by the PV System is insufficient to meet Tenant’s demand, then default electrical power known as basic generation service will be provided by the LDC through the LDC’s distribution system which is connected to the Building. It is understood that Tenant is responsible to pay directly to the LDC separately for any basic generation service the LDC provides, as well as any LDC invoiced distribution of such electric service. Tenant agrees to allow Landlord to access the Leased Premises for the installation, siting, repair, and maintenance of the PV System, provided that such activities do not unreasonably interfere with the operation of Tenant’s business.

(c)          Utility Usage Information. Tenant shall provide Landlord monthly data relating to utility usage and service at the Leased Premises on an annual basis within thirty (30) days after the end of each calendar year and at such other times reasonably requested by Landlord. Such information shall include, but shall not be limited to, information relating to utility invoices and the usage/consumption of electricity, natural gas, water and waste generation and such other related information that will enable Landlord to assess the environmental, social and governance performance of the Leased Premises.

(d)        Maintenance and Repair by Tenant. Subject to the provisions hereof, Tenant shall keep the Premises free of refuse and rubbish, and shall keep in good order the interior of the Premises including, but not limited to, the maintenance, repair and replacement of the internal Utility systems from the point of entry into the Premises, and the heating, ventilating, and air conditioning (“HVAC”) system servicing only the Premises. Subject to the other provisions of this Lease, Tenant shall return the Premises at the expiration or earlier termination of this Lease, in as good condition as was received as of the Commencement Date excepting only ordinary wear and tear and loss by insured casualty for the operable ones, broom-clean, except for damage caused by ordinary wear and tear or damage for which Tenant is not responsible under the other provisions of this Lease. If Tenant refuses or neglects to repair property as required hereunder to the reasonable satisfaction of Landlord within ten (10) days after written demand, Landlord may make such repairs in a good and workmanlike manner without liability to Tenant for any loss or damage that may occur to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reason thereof (except to the extent caused by Landlord’s gross negligence or willful misconduct) and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs together with an overhead fee in the amount of 10% of the costs to complete the maintenance. Subject to the Landlord’s obligations outlined in Section 4.g. Tenant is responsible, at its sole cost and expense, for promptly performing all maintenance and necessary repairs and replacements throughout the entire Premises. This includes, but is not limited to, various components such as the floor slab, interior and demising walls, interior portions of exterior walls, windows, glass, window frames, entries, doors, overhead doors, truck doors, door frames, loading dock areas, dock bumpers, dock plates and levelers, signs, and systems such as plumbing, heating, ventilating, air conditioning, electrical, fire sprinkler, and fire protection, as long as they exclusively serve the Premises. Tenant is required, at its sole cost and expense, to procure and maintain service contracts with licensed firms satisfactory to Landlord for quarterly maintenance of heating, ventilating, and operable air conditioning systems(HVAC), dock doors and levelers. Tenant must provide copies of all service contracts to Landlord and, upon request, provide evidence, including reports, demonstrating that the work and inspections outlined in these contracts have been performed.

(e)          HVAC and Building Systems. Landlord hereby represents and warrants that (i) as of the Commencement Date, the HVAC system servicing only the Premises and all other Utility systems (including interior and exterior subgrade services) serving the Premises (collectively, the “ Building Systems”) shall be in good working order.. In the event that any Building Systems need to be repaired during the Term, subject to the other provisions of this Lease, Tenant shall perform any such repair. Tenant shall, at its own cost and expense, enter into a quarterly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating, ventilation and air conditioning systems and equipment (including, but not limited to, dock equipment) within the Premises. The maintenance contractor and the contract must be approved by Landlord.

(f)            Parking. Tenant shall be responsible for regular maintenance and minor repairs of the parking areas exclusively serving the Premises as shown on Exhibit “B” attached hereto and made a part hereof (the “Parking Area”). In the event the any portion of the Parking Area needs to be repaired during the Term, Tenant shall repair such portion of the Parking Area, so long as such repairs are not a result of Landlord negligence or the negligence of any agent, invitee, employee or contractor of Landlord. Notwithstanding this requirement to maintain and repair, Tenant shall not be required to repave or replace the parking area unless the need for such substantial work is caused by Tenant or an agent, invitee, or employee or contractor of Tenant.

(g)           Maintenance and Repairs by Landlord. Landlord shall provide, maintain and make or cause to be provided, maintained, or made in a prudent manner as and when needed throughout the Term of this Lease all necessary repairs, maintenance and replacements to the exterior of the Premises, the Building and the Common Areas (as hereinafter defined) and every part thereof, to keep the same structurally sound and weather tight, including the foundation, exterior or load bearing walls, roof, roof membrane, gutters, downspouts, Utility systems up to the point of entry to the Premises, any HVAC system not serving the Premises, the elevators, fire sprinkler system, fuel storage tanks, lawn areas, and the structural portions of the sidewalks, private roadways, parking areas, and loading docks, if any, on or appurtenant to the Premises; provided, however, if such repairs are necessitated by the negligent or intentional acts (including the act of placing excess weight on the floor of the Premises, by Tenant, its agents, invitees, licensees, or independent contractors, Tenant shall repair the damage caused by such acts. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give prompt written notice thereof upon becoming aware to Landlord and Landlord shall have a reasonable time after receipt by Landlord of such written notice in which to make such repairs. Landlord shall not be liable to Tenant for any interruption to Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Center pursuant to Landlord’s rights and obligations under the Lease unless such interruption arises from the sole gross negligence or intentional misconduct of Landlord. To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect. Landlord shall keep all roadways, and sidewalks reasonably free from debris, ice and snow, if any. Notwithstanding the provisions of this subparagraph, Landlord shall have no obligation to maintain the Parking Area. All costs incurred by Landlord in connection with any and all inspections, tests, maintenance, repairs, and replacements shall be Expenses, and Tenant shall pay Tenant’s Proportion thereof.

(h)         Common Areas. Landlord shall maintain and repair as and when needed in a prudent manner the Common Areas of the Building and the Land. “Common Areas” shall mean, with respect to the Building and the Land, all areas of the Building and the Land, whether interior or exterior, which are provided for the use in common by all tenants occupying the Building and the Land, excluding any areas that are leased exclusively to any individual tenant or those areas that, while not actually leased by a tenant, are intended to be completed, used or provided for the use of a single tenant; which may include without limitation (but shall not be deemed a representation as to their availability) sidewalks, parking areas, access roads, driveways, landscaped areas, truck service ways, loading docks, pedestrian walkways, courts, stairs, ramps, elevators, escalators, vending areas, public washrooms, conference rooms, and postal facilities. Notwithstanding the foregoing, the Common Areas shall not include the Parking Area.

(i)          Shared Capital Improvement. Notwithstanding anything contained in Section 4.d. or Section 4.g. to the contrary, if in Landlord’s reasonable determination a replacement of the plumbing, heating, ventilating, air conditioning, electrical, fire sprinkler or fire protection system exclusively serving the Premises (a “Shared Capital Improvement”) is required to be performed, then Landlord shall perform the replacement or work. Landlord and Tenant shall share the cost of the Shared Capital Improvement as follows: (i) Tenant shall pay its proportionate share of such costs calculated by multiplying the cost times that fraction the numerator of which is the number of Lease full and partial months remaining in the Tenn when the replacement is completed and the denominator of which shall be the number of months of useful life of the Shared Capital Improvement determined in accordance with generally accepted accounting principles, and (ii) Landlord shall pay the balance. Tenant’s proportionate share of such cost shall be paid, at Tenant’s election (a) in full upon substantial completion of the replacement, or (b) in equal installments commencing upon substantial completion and on the first day of each calendar month during the Term thereafter, in an amount (“Monthly Payment Amount’’) equal to such cost amortized over the remainder of the Tem1 at a rate of eight and five tenths percent(8.5%) per annum. If, at the end of the Tenn, the Tenant extends the Lease, then Tenant shall pay to Landlord on the first day of each month of the Extension Tenn the Monthly Payment Amount for each month included in the Renewal Tenn (not to exceed the number of months of useful life remaining for the element).

7.             OPERATING EXPENSES AND REAL ESTATE TAX.

(a)         Operating Expenses. As used herein, the term “Operating Expenses” shall mean all reasonable costs incurred by Landlord in maintaining, replacing and repairing the Common Areas, the Land and the Building, which shall include, without limitation (1) materials and supplies used or consumed in the maintenance or operation of the Common Areas; (2) the cost of operating, replacing, maintaining, and repairing the utility systems of the Common Areas, and the costs of providing such utilities at the same rates as the local utility providers for comparable services; (3) cleaning, painting, removing of refuse or debris, snow and ice, policing and inspecting the Common Areas; (4) the cost of maintaining, replacing and repairing curbs, paving, walkways, directional or other signs; landscaping, and draining and lighting facilities; (5) the cost of Landlord’s insurance coverage; (6) the cost of security guards, if any; and (7) hourly employee wages of Landlord exclusively for the operation of the Common Areas.; and (8) a monthly management and administrative fee (“Administrative Fee”). The parties hereby acknowledge that Tenant will supply its own dumpster and will be responsible for trash removal of refuse generated by Tenant.

(b)        Real Estate Taxes. As used herein “Real Estate Taxes” shall mean all real estate taxes, general or special, imposed upon the Building by any federal, state or local governmental authority or any other taxing authority having jurisdiction over the Building together with any and all expenses incurred by Landlord in negotiating, appealing or contesting such taxes and assessments to the extent such negotiation, appeal or contest resulted in a reduction of the Real Estate Tax Expense. Real Estate Taxes shall include the face amount of real estate taxes; but, notwithstanding anything to the contrary set forth herein, shall not include any additional charges, penalties or interest incurred by Landlord due to late payment of real estate taxes, nor any franchise, income, single business, general intangibles, excess profits, succession, recording, transfer, estate, or inheritance taxes or impositions that may be levied against Landlord or its successors.

(c)          Tenant’s Pro rata Share. Tenant’s pro rata share (“Tenant’s Prorata Share”) of Operating Expenses and Real Estate Taxes (collectively “Charges”) shall be defined as a fraction, the numerator of which is the gross rentable area of the Premises, and the denominator of which is the gross rentable area of the Building, both expressed in square feet, and which ratio is presently 48.24%.

(d)          Payment of Charges. Prior to each Lease Year during the Term, Landlord shall estimate Tenant’s Pro rata Share of Charges and Tenant shall pay an amount equal to one- twelfth (I/12th) of Tenant’s Pro rata Share of such estimated Charges in advance each month simultaneously with the payment of Base Rent. Tenant’s Prorata Share of the Charges and all other costs owed by Tenant to Landlord hereunder shall be deemed to be Additional Rent. All amounts due under this Lease by Tenant that are not Base Rent shall be deemed Additional Rent. The term “Rent” includes both Base Rent and Additional Rent.

(e)          Statement of Charges. Within ninety (90) days after the end of each Lease Year during the Term hereof, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Charges incurred by Landlord during prior Lease Year or portion thereof in the case of a partial year occupancy. To the extent Tenant’s Prorata Share of the actual Charges exceeds the total estimated sum paid by Tenant in respect of such year, the difference shall be paid by Tenant within thirty (30) days after Tenant’s receipt of such statement. In the event of overpayment by Tenant, Landlord shall, at its option, make payment of the excess to Tenant within thirty (30) days of such notice or credit such overpayment to Tenant’s next ensuing installment or installments of Rent payable under this Lease.

8.             USE OF PREMISES.

(a)         Permitted Use. Tenant shall have the right to use and occupy the Premises only for general office purposes and warehousing, distribution, and light manufacturing of (“Permitted Use”). Tenant, at its sole expense, shall comply with all laws, orders, ordinances, regulations and all governmental authorities having jurisdiction with respect to the occupancy, use or manner of use of the Premises, as the same may be amended from time to time (collectively, “Laws”). Tenant shall give Landlord prompt notice of any violation or recommendation of change of which it has received notice from any such authority. Tenant shall pay when due all taxes assessed against Tenant’s personal property and all license fees, occupational taxes, other governmental charges assessed by reason of Tenant’s business operations at the Premises. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building.

(b)         Conduct of Business. Tenant agrees to conduct its business in the Premises pursuant to the following standards:

(i)            Tenant shall operate its business pursuant to the reasonable standards of its business category.

(ii)          Tenant shall not display any merchandise, solicit business or distribute advertising material beyond the Premises, nor in any manner use any part of the Common Areas for the purposes other than for their intended common use and not to obstruct any part thereof, except for the necessary company signs and bill boards at the property entrance.

(iii)          Tenant shall not commit waste to the Premises or Common Areas.

(iv)          Tenant shall not use the Premises or permit the same to be used in any manner in violation of any law; for lodging purposes; or that would constitute an extra- hazardous use or violate any insurance policy of Tenant or Landlord or increase the cost thereof above its normal cost.

(v)           Tenant shall not unreasonably interfere with the use and enjoyment of the Building by Landlord, other tenants in the Building, occupants, customers or any person lawfully in the Building.

(vi)          Tenant shall cause its employees, officers and agents to park only in the Parking Area (as hereinafter defined).

(vii)         Tenant shall not erect any radio or television aerial or other device on the roof or exterior walls of the Premises or the building in which the Premises are located except with the prior written consent of Landlord.

(viii)      Tenant shall not permit loud noise to be heard outside the Premises by the playing of musical instruments or radios or television, or the use of microphones, loudspeakers, electrical equipment, or utilizing flashing lights or search lights, or permitting the emission of offensive odors from the Premises.

(ix)          The plumbing facilities shall not be used for any other purpose than that which they were constructed, and no foreign substance of any kind shall be thrown therein.

(c)          Intentionally Omitted..

(d)         Rules and Regulations. Tenant agrees to comply with the rules and regulations attached hereto as Exhibit “D” and made a part hereof. Landlord reserves the right from time to time to suspend, amend or supplement the foregoing rules and regulations, and to adopt and promulgate additional reasonable rules and regulations applicable to the Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to Tenant and provided they comply with the foregoing, and provided further that they are not contrary to any other provision in this Lease or right that Tenant is granted hereunder, Tenant agrees to comply with all additional and supplemental rules and regulations upon written notice of same from Landlord.

9.             HAZARDOUS WASTES.

(a)          Tenant’s Obligations. Tenant covenants that it shall not, at any time during the Term of this Lease, discharge, release or generate on, in or under the Property, or allow to escape from the Property, any Hazardous Materials (as defined below), or place upon the Property any containers or storage or processing facilities thereof, unless the same is in compliance with applicable environmental laws. The term “Hazardous Materials”, as used in this Lease, shall mean any hazardous wastes and/or toxic chemicals, materials, substances or wastes occurring in the air, water, soil or ground water at the Property as defined or described by any applicable Federal, state or local law, rule, regulation or ordinance, and shall include without limitation petroleum and all petroleum products. Tenant shall protect, defend, indemnify and hold harmless Landlord from any and all costs (including costs of remediation), expenses (including reasonable attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind arising out of or in any way connected with, and Landlord shall not be liable to Tenant or any other party on account of, Tenant or Tenant’s servants, agents, employees, licensees, invitees, and contractors placing, storing, installing, discharging, releasing or generating on, in, under or about the Property, or allowing to escape from the Property, any Hazardous Materials during the Term of this Lease.

(b)          Testing. If any lender or governmental agency shall ever require testing of any portion of the Property to ascertain whether or not there has been any release, storage or use of Hazardous Substances by Tenant or any of its employees, invitees, contractors, subcontractors, licensees, subtenants or agents, and such request was generated as a result of Tenant’s particular operations at the Premises, then the costs thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent. This paragraph shall survive the expiration or termination of this Lease.

(c)           Representation by Landlord. Landlord hereby represents and warrants to Tenant that to the best knowledge of Landlord, the Property is and has been free of Hazardous Materials.

10.          ALTERATIONS AND ADDITIONS. No alteration, addition or improvement to or installation in the Property (“Alterations”) shall be made or permitted to be made by Tenant without the express prior written consent of Landlord, which consent shall not be unreasonably delayed, conditioned or withheld. Any Alterations shall be made at Tenant’s expense, by its contractors and subcontractors and in accordance with complete plans and specifications approved in advance in writing by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect’s certificate that the Alterations will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including without limitation any requirements due to the underwriting guidelines of Landlord’s insurance carriers. Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in applicable statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building or Land, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations. Landlord’s consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building’s systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. If any Alterations are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant’s expense. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord within thirty (30) days of the filing of such lien, a surety bond satisfactory to Landlord in an amount equal to not less than one and one half times the amount of such contested lien or claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient inform and amount to free the Premises from the effect of such lien. In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in such action.

11.          CONDITION OF PREMISES. Except for the Landlord Improvements as further defined herein, Tenant accepts the Premises in its “as-is” condition as of the Commencement Date. Landlord shall have no obligation to make any improvements or alterations to the Premises other than the Landlord Improvements, which shall comply with the American’s With Disability Act. Notwithstanding the foregoing to the contrary, Landlord covenants and warrants that as of the Commencement Date, the Building and the Premises are structurally sound. Tenant’s acceptance of delivery of the Premises at the start of the Term shall be deemed Tenant’s acknowledgment that the Premises complied with the requirements of this Section. Notwithstanding the foregoing, except for completion of the Landlord Improvements, Tenant shall be solely responsible for ensuring the Premises is in compliance with The Americans with Disabilities Act during the Term.

10.          ASSIGNMENT AND SUBLETTING. Tenant, for itself, its successors and assigns, expressly covenants that Tenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage or otherwise encumber this Lease or sublet the Premises or any part thereof (each a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed in the case of a proposed assignment or subletting; provided, however, such consent shall not be required, but not less than 10-days prior written notice shall be given to Landlord for any Transfer, (i) to an entity controlled by, controlling or under common control with Tenant, (ii) to an entity into which Tenant is merged or consolidated, (iii) which occurs in connection with a sale, assignment or other transfer of all or substantially all of the assets of Tenant; it being agreed that upon any such Transfer pursuant to clause (ii) or (iii) above, such transferee shall execute such documentation as shall be reasonably requested by Landlord to effect the assumption of this Lease and all of the obligations of Tenant hereunder by such transferee. If Tenant requests Landlord’s consent to a Transfer, Tenant, together with such request for consent, shall provide Landlord with the name of the proposed transferee and the nature of the business of the proposed transferee, the term, use, rental rate and all other material terms and conditions of the proposed Transfer, including, without limitation, a copy of the proposed assignment, sublease or other contractual documents and evidence satisfactory to Landlord that the proposed transferee is financially responsible. Landlord shall respond within twenty (10) days to Tenant’s request by either consenting to the Transfer or refusing to consent to the proposed Transfer, which refusal shall be in writing and shall state the reasons therefor. In the event Landlord consents to any such Transfer, the Transfer and consent thereto shall be in a form approved by Landlord. Any Transfer consented to by Landlord in accordance with this Article 10 shall be only for the Permitted Use and for no other purpose. In no event shall any Transfer release or relieve Tenant from any obligations under this Lease.

11.          ACCESS.

(a)          Access by Tenant. Subject to the other terms and conditions of the Lease, Landlord shall provide Tenant with reasonable access to the Common Areas of the Building and to the Premises, twenty-four (24) hours a day, three hundred sixty-five (365) days per year. Notwithstanding the foregoing, Tenant acknowledges and agrees that repairs, hazardous conditions and other circumstances beyond Landlord’s reasonable control may prevent access to the Common Areas of the Building and to the Premises from time to time; provided, however, Landlord shall use its good faith efforts to minimize its interference with Tenant’s use and enjoyment of the Premises and the exercise of Tenant’s rights hereunder.

(b)         Access by Landlord. Landlord and its employees, servants and agents shall have the right to enter the Premises at all reasonable times, upon at least twenty-four (24) hours prior notice (except in case of emergency, in which no such prior notice shall be required), for the purpose of showing the same to prospective purchasers, mortgagees, or tenants of the Premises, or for making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable, or examining or inspecting the Premises in order to ascertain whether Tenant is complying with all of its obligations hereunder. Landlord shall be allowed to take all materials into and upon the Premises that may be reasonably required therefor without the same constituting an eviction of Tenant in whole or in part, and Rent shall in no way abate while said alterations, repairs, improvements or additions are being made only if such activities do not compromise Tenant’s normal business operations. In case of emergency when such entry by Landlord is necessary, if representatives of Tenant shall not be present to open and permit entry into the Premises, Landlord may enter by means of a master key or force, and without such entry constituting either an eviction of Tenant or termination of this Lease. Landlord’s rights under this Section shall be exercised in the manner that least interferes with Tenant’s business then being conducted at the Premises.

12.          SURRENDER OF PREMISES.

At the end of the Term, Tenant shall surrender the Premises to Landlord, with all alterations additions, renovations and improvements thereto removed, in broom-clean condition and in as good order and repair as when the Term commenced except for ordinary wear and tear and damages or conditions which Tenant is not obligated to repair hereunder and which Tenant or its servants, agents, employees, licensees or invitees have not caused. Tenant’s goods, effects, personal property, business and trade fixtures, machinery and equipment not removed by Tenant at the expiration or other termination of this Lease (or within five (5) days after a termination by reason of Tenant’s default) shall be considered abandoned and Landlord may dispose of the same as they deem expedient. All costs incurred by Landlord to remove and dispose of Tenant’s abandoned property left in the Premises shall be reimbursed to Landlord by Tenant. Tenant shall surrender the Premises to Landlord at the end of the Term hereof, without notice of any kind, and Tenant waives all right to any such notice as may be provided under any laws now or hereafter in effect. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. For the purposes of this Section, ordinary wear and tear shall not be deemed to include damage to the floor of the Premises or to the walls thereof if such damages are the result of weight and/or loads placed upon the floors or damage to the walls of the Premises by Tenant, its agents, employees, invitees, licensees or independent contractors employed by Tenant. Tenant, its employees, agents, invitees or contractors shall take no action which may void any manufacturers or installers warranty with relation to the Premises.

13.          INDEMNIFICATION AND LIABILITY.

(a)           Tenant agrees that all fixtures, equipment, inventory and other personal property of Tenant or any of its contractors, subcontractors, licensees or invitees or the agents or employees of any of the foregoing (each, a “Releasing Party”) which may at any time now or in the future be in the Premises or other portions of the Property shall be maintained there at such Releasing Party’s sole risk. Landlord shall not be liable to any Releasing Party for any damage to said property, or for loss or damage now or hereafter suffered by the business or occupation of any Releasing Party caused in any manner whatsoever, including, without limitation, any of the foregoing occasioned by (a) the act or omission of persons occupying other premises, (b) any defect, latent or otherwise, in any building or the equipment, machinery, utilities, or apparatus, (c) any breakage or leakage of the roof, walls, floor, pipes or equipment, (d) any backing up, seepage or overflow of water or sewerage, or (e) flood, rain, snowfall or other elements or acts of god, except to the extent such damage or loss shall have been solely caused by Landlord’s negligence or willful misconduct; it being agreed that all Releasing Parties shall obtain and at all times maintain adequate insurance, or shall make other arrangements for its own benefit against any loss or damage. In no event shall either party be liable to the other or any other Releasing Party for special, consequential or punitive damages of any kind or nature, including loss of profits, except to the extent caused in whole or in part by the negligence or intentional misconduct of a party. In no event shall Tenant been titled to claim constructive eviction by reason of any act or omission caused other than by reason of the negligence or willful misconduct of Landlord preventing any reasonable use of the Premises beyond such period as may be required for Landlord to correct any condition in order to provide such reasonable use.

(b)         Each party hereto (as applicable, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other and its partners, officers, principals, employees and agents, and their respective officers, partners, principals, employees and agents (collectively, as applicable, the “Indemnified Parties”) at all times from and against any and all third party claims, actions, losses, injuries, damages, costs and expenses (collectively, “Losses”) incurred by or asserted against any of the Indemnified Parties directly or indirectly to the extent caused by the negligence or willful misconduct of the Indemnifying Party or its respective agents, employees, contractors, licensees or invitees.

(c)           The indemnification obligations under this Section 13; and shall survive the expiration or earlier termination of this Lease with respect to any event occurring prior to such expiration or termination.

14.          INSURANCE.

(a)        Before the first day Tenant is permitted to occupy any portion of the Premises, Tenant shall for the benefit of the Landlord, maintain commercial general liability insurance in an amount of not less than Three Million Dollars ($3,000,000.00) in respect of personal injury or death and of not less than One Million Dollars($1,000,000.00) in respect of property damage. Such insurance may be satisfied by so called “blanket” or “umbrella” policies. Tenant’s insurance policy shall name Landlord and Landlord’s mortgagee(s) and the ground lessor, if any, as additional insured(s), Tenant will require that any contractor and or subcontractor hired by tenant for work within their leased premises also name landlord as additional insured.

(b)          Tenant shall obtain before the first day that Tenant is permitted to occupy any portion of the Premises (including, but not limited to, any early access in accordance with Section 2(c)) and to keep in force during the entire Term of this Lease (1) fire and extended coverage insurance at least as broad as the Insurance Services Office’s Causes of Loss Special Form, insuring all of Tenant’s personal property within the Premises in an amount adequate to cover one hundred percent (100%) of the cost thereof; (2) Worker’s Compensation insurance in the maximum amount required under applicable state law. Tenant agrees to deliver to Landlord at least fifteen (15) days prior to the time such insurance is first required to be carried by Tenant under this Lease, and thereafter at least fifteen (15) days prior to the expiration of any such policy, either a duplicate original or a certificate and true copy of all policies procured by Tenant in compliance with its obligations hereunder, together with evidence of payment therefor. Such insurance may have commercially reasonable deductible amounts reasonably acceptable to Landlord.

(c)           All of Tenant’s insurance shall be written by one (1) or more insurance companies having an A.M. Best rating of at least A-MI or better, unless such entity is non A.A. Best rated such as the FMSCA or a state regulated risk retention group, and authorized to do business in the state in which the Premises is located; all such insurance may be carried under a blanket policy covering the Premises and any other of Tenant’s business locations with a “per location” endorsement providing Tenant shall be solely responsible for payment of premiums for such insurance.

(d)         Tenant agrees, at its own cost and expense, to comply with all of the rules, regulations and recommendations of the Fire Insurance Rating Organization and any similar body and any governmental authority having jurisdiction to the extent Tenant is made aware thereof. If Tenant installs any electrical equipment that overloads the lines in the Premises or the building in which they are located, Tenant shall, at its own cost and expense promptly make whatever changes are necessary to remedy such condition and to comply with all requirements of Landlord and the Board of Fire Insurance Underwriters and any similar body and any governmental authority having jurisdiction thereof. For the purpose of this paragraph, any finding or schedule of the Fire Insurance Rating Organization having jurisdiction thereof shall be deemed to be conclusive. In the event that this Lease so permits and Tenant engages in the preparation of food or packaged foods or engages in the use, sale or storage of inflammable or combustible material, Tenant shall install chemical extinguishing devices approved by the Fire Insurance Rating Organization and shall keep such devices under service as required by such organization. If gas is used in the Premises, Tenant shall install gas cutoff devices (manual and automatic).

(e)           Landlord and Tenant, each on behalf of itself and on behalf of anyone claiming under or through it by way of subrogation or otherwise, waives all rights and causes of action against the other and such party’s agents and invitees for any liability arising out of any loss or damage in or to the Premises, its contents and the Property, the Building and the Common Areas caused by: (a) any peril normally covered under “All Risk” or Special Form policies required herein (whether or not such party actually carries such insurance policies); or (b) if the scope of coverage is broader than in (a) above, then any peril actually covered under the property insurance maintained by such party. This release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party or such party’s agents or invitees and shall not be affected or limited by the amount of insurance proceeds available to the waiving Party, regardless of the reason for such deficiency in proceeds. Landlord and Tenant each covenant that, from and after the date Tenant first takes occupancy of any portion of the Premises, its insurance policies will contain waiver of subrogation endorsements, and, if such endorsements for any reason are about to become unavailable, it will give the other party not less than thirty (30) days’ prior written notice of such impending unavailability.

(f)           Landlord shall obtain and keep in force at all times a policy of general liability insurance with coverage against liability for bodily injury, or property damage or personal injury and such other risks and as Landlord deems advisable in amounts not less than Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of insurance covering loss or damage to the Property in the amount of not less than the full replacement cost thereof (less the cost of foundation and footings) and rent loss and such other insurance as required by Landlord’s mortgagee. The pro rata cost of Landlord’s insurance provided under this subparagraph shall be included as part of Operating Expenses.

15.          EVENT OF DEFAULT BY TENANT. The occurrence of any of the following shall, at Landlord’s option, constitute a material default and breach of this Lease by Tenant (an “Event of Default”):

(a)           A failure by Tenant to pay any Rent or other sum due hereunder within ten (10) days from when such becomes due;

(b)         Except as may otherwise be provided herein, the filing of any material lien against the Premises or any portion thereof or interest therein as a result of the act or omission of Tenant, its agents or employees, which are not discharged or released within thirty (30) days after written notice thereof, provided, however, that Tenant shall have the right to contest the same in good faith and by appropriate proceedings as long as Tenant complies with the bonding requirements provided herein;

(c)          A failure by Tenant to fully observe and perform any other provision or covenant of this Lease to be observed or performed by Tenant, where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided, however, if any such failure cannot reasonably be remedied within said ten (10) day period, Tenant shall have such additional time as is reasonably necessary, not to exceed an additional sixty (60) days, to remedy the failure so long as Tenant commences to remedy the failure within the initial ten (10) day period and diligently pursues such remedy thereafter; or

(d)         The making by Tenant of any assignment for the benefit of creditors; the adjudication that Tenant is bankrupt or insolvent; the filing by or against Tenant of a petition fo have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days after the filing thereof); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenants interest in this Lease (unless possession is restored to Tenant within sixty (60) days after such appointment); or the attachment, execution or levy against, or other judicial seizure of, substantially all of Tenants interest in this Lease (unless the same is discharged within sixty (60) days after issuance thereof).

16.          REMEDIES. In the event of any default by Tenant, Landlord may at any time thereafter, upon notice and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach:

(a)          Landlord shall have the right, at Landlord’s option, of re-entering and taking possession of the Premises without terminating the Lease and leasing all or any portion of the Premises for such term and for such use deemed satisfactory to Landlord, applying each month the net proceeds obtained from said leasing to the credit of the Tenant. Such leasing shall not release the Tenant from liability for Rent, but Tenant shall be responsible each month for the difference, if any, between the net rents obtained from such leasing and the monthly Rent reserved in this Lease, and the difference shall be payable to Landlord on the first day of each month of the Term. In no event shall Tenant be entitled to any excess of any rents obtained by letting over and above the Rent herein reserved. Actions to collect amounts due by Tenant to Landlord under this Section may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term. Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Premises; the costs of removing and storing Tenant’s or the occupant’s property; the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in enforcing or defending Landlord’s rights and/or remedies including reasonable attorneys’ fees.

(b)           Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall, subject to Landlord’s right to elect a lump sum payment of the present value with discount rate set as prime rate as expressly set forth below, pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination; (2) all amounts incurred by Landlord in: (a) obtaining possession of the Premises; (b) removing and storing Tenant’s or any other occupant’s property; (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required as of the expiration of the Term; (d) performing Tenant’s obligations which Tenant failed to perform; and (e) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default; and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Notwithstanding the foregoing, if Landlord shall terminate this Lease as a result of an Event of Default, then Tenant covenants, as an additional cumulative obligation after such termination, to pay promptly to Landlord at Landlord’s election made by written notice to Tenant at any time after termination, as liquidated damages a single lump sum payment equal to the sum of: (i) all Rent accrued hereunder through the date of termination; (ii) all amounts due as described in (2) in the preceding sentence; (iii) all unamortized free/abated Base Rent and brokerage commissions (amortized on a straight-line basis across the Original Term with reasonable interest); and (iv) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Prime Rate minus one percent (1%), minus (B) the then present fair rental value of the Premises as reasonably determined by Landlord for such period, similarly discounted;

(c)           sell at public or private sale all or any part of Tenant’s property in the Premises whether exempt or not from sale under execution or attachment, the parties hereby agreeing that said property shall at all times be subject to a lien in favor of Landlord and shall be chargeable for all Rent and the fulfillment of all other covenants and agreements herein contained, and the proceeds of such sale may be applied by Landlord: first, to the payment of all costs and expenses of conducting the sale or caring for or storing said property; second, to the payment of any indebtedness, including, without limitation, any indebtedness for Rent, which may be or may thereafter become due from Tenant to Landlord; and third, to pay Tenant, upon Tenant’s demand therefor, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid. Tenant expressly waives the benefits of all laws, now or hereafter in force, exempting any property within the Premises or elsewhere from distraint, levy or sale; and

(d)           pursue any other remedy now or hereafter available to Landlord under applicable laws or judicial decisions.

(e)          Any Rent or other sum payable under this Lease not paid when due shall bear interest at the rate per annum (the “Default Rate”) equal to the lesser of (a) five percent (5%) in excess of the rate per annum announced from time to time by Bank of America, or its successor as its “prime rate” or similar rate, or (b) twelve percent (12%) per annum, until paid. Such rate of interest shall apply to such unpaid Rent and other sums until paid irrespective of whether judgment may have been entered therefor.

(f)         The rights and remedies of Landlord hereunder shall be cumulative and not exclusive, and Landlord shall not be put to any election of remedies. The rights and remedies of Landlord hereunder are in addition to and not in derogation of the rights and remedies otherwise available to Landlord by law or in equity or otherwise.

(g)          All representations, warranties, covenants, conditions and agreements of Tenant contained in this Lease shall survive the termination or expiration of the Term, and Landlord shall have and enjoy all rights and remedies with respect thereto notwithstanding such expiration or termination. In addition, such representations, warranties, covenants, conditions and agreements and Landlord’s rights and remedies with respect thereto shall survive Tenant’s surrender and/or vacation of the Leased Premises, whether or not the same may be accepted by Landlord, and whether or not Landlord may thereafter re-let the Leased Premises.

17.          EVENT OF LANDLORD DEFAULT. Landlord shall not be in default hereunder unless it fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary up to ninety (90) days). For clarity the thirty (30) day notice period stated herein is not intended to require Tenant to provide Landlord with an additional notice or cure period beyond the requirements otherwise stated in this Lease. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. Upon the occurrence of any such default by Landlord, Tenant may (i) bring an action for injunctive relief, or (ii) bring an action to recover damages for any loss directly resulting from such default. In no event shall Tenant have a right to terminate this Lease as a result of a Landlord default.

18.          WAIVER. The failure or delay on the part of Landlord to enforce or exercise at any time any of the provisions, rights or remedies in this Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease of any part hereof, or the right of Landlord to thereafter enforce each and every such provision, right or remedy. No waiver or any breach of this Lease shall be held to be a waiver of any other or subsequent breach.

19.          QUIET ENJOYMENT. If and so long as Tenant pays the Rent and all other sums due hereunder and observes and performs all of the other covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term, subject nevertheless to all of the provisions of this Lease.

20.          SIGNS. Tenant shall not place, install or affix, or permit the placement, installation or fixation of any sign of any nature whatsoever except in compliance with all applicable zoning codes and regulations and with Landlord’s prior written consent not to be unreasonably withheld.

21.         HOLDING OVER. Upon failure of Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease, or the sooner termination hereof, Tenant shall pay to Landlord, as an occupancy charge, an amount equal to the rate of One Hundred Fifty Percent (150%) of the Rent and other sums required to be paid under this Lease with respect to the year immediately preceding the expiration or sooner termination of the Term of this Lease, as applied to any period on which Tenant shall remain in possession after such expiration or sooner termination of this Lease. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Term. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the term of this Lease shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all actual damages Landlord may suffer by reason of any holding over by Tenant, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

22.         FORCE MAJEURE. In the event that either party shall be delayed or hindered in or prevented from doing or performing any act or thing required hereunder other than Tenant’s payment of any amounts due hereunder by reason of strikes, lock-outs, weather conditions, breakdown, accident, casualties, acts of God, labor troubles, delays in performance by contractors, inability to procure materials, inability by the exercise of reasonable diligence to obtain supplies, parts, employees or necessary services, failure of power, governmental laws, orders or regulations, actions of governmental authorities, riots, insurrection, war or other causes beyond the reasonable control of such party, or for any cause due to any act or neglect of the other party or its servants, agents, employees, licensees, or any person claiming by, through or under the other party (referred to in this Lease as “force majeure”), then either Tenant or Landlord, as the case may be, shall not be liable or responsible for any such delays, and the doing or performing of such act or thing shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay and, with respect to any force majeure affecting Landlord, Tenant shall not be entitled to any diminution of Rent, damages or compensation therefor, unless the Premises or any part thereof is rendered untenantable, in which case Rent and other sums due hereunder shall abate in proportion to the extent and duration of untenantability.

23.         BROKERS. Except for Newmark Southern Region, LLC, d/b/a Newmark Knight Frank or NKF on behalf of Landlord and , for which Landlord shall be solely responsible for the payment thereto pursuant to separate agreement, each party warrants and represents to the other that no brokers have been involved in this transaction and that no conversations or prior negotiations were had with any broker regarding the leasing of the Premises. Each party agrees to indemnify and hold the other party harmless against any and all claims or demands for brokerage fees or agents’ commission or other compensation asserted by any person, firm or corporation in connection with this Lease except for those provided above.

24.        LIMITATION OF LIABILITY. Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord’s negligence or willful misconduct; however, in no event shall Landlord be liable for consequential, special, or punitive damages. Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises, shall be limited to the estate of Landlord in the Property. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant’s use of the Premises. This limitation shall not act to limit the amounts recoverable under Landlord’s insurance.

25.         SUCCESSORS. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

26.        GOVERNING LAW. This Lease shall be construed, governed and enforced in accordance with the laws of the State of South Carolina with exclusive jurisdiction residing in the Courts and tribunals of said state to adjudicate all claims arising hereunder.

27.         NOTICES. Any bill, statement, notice or communication required or permitted hereunder shall be deemed sufficiently given if sent by certified mail, return receipt requested, postage prepaid, or sent via overnight delivery service (i.e., Federal Express), addressed as follows:

To Landlord:	Sky SC, LLC
c/o Sky Management Services LLC 425
East 52nd Street
New York, NY 10022

To Tenant:	Northann Corp
9820 Dino Dr.
Elk Grove, CA 95624

Either party may change its address for purposes of this Section by written notice so given to the other party.

28.         CASUALTY.

(a)           In the event that all or a portion of the Premises and/or the Property is damaged or destroyed by fire or other casualty, then within 30 -days of the fire or other casualty, Landlord shall provide written of Landlord’s estimate of the time period needed to repair or rebuild the Premises and/or Property and shall proceed with reasonable dispatch, to rebuild or repair the Premises and/or Property to substantially the condition that existed at the time of such damage or destruction, and this Lease shall remain in full force and effect, subject to the abatement of Rent set forth in Section 28(b) hereof. Notwithstanding the foregoing to the contrary, in the event that (i) in Landlord’s reasonable estimation of such repair and restoration cannot be not completed within one hundred eighty (180) days following the date of such damage; or (ii) less than one (1) year is then remaining on the Term at the time of the damage, then in any such case either Landlord or Tenant shall have the option to terminate this Lease, which election shall be given no later than 30-days following the date of Landlord’s notice estimating the time period of the restoration, and the effective date of such termination shall not be less than thirty (30) nor more than sixty (60) days after the giving of such notice exercising the termination right. In the event such notice is given, this Lease shall expire and all interest of Tenant in the Premises and this Lease shall terminate on the date specified in the notice. In such event, the Rent, reduced by the applicable proportionate reduction, shall be paid up to the date of termination. Landlord shall refund to Tenant the Rent theretofore paid for any period of time subsequent to such date.

(b)           If the damage to the Premises is not caused in whole or in material part by the fault or neglect of Tenant or its employees, invitees, contractors, subcontractors, licensees, subtenants or agents, then Tenant shall be entitled to an equitable reduction of Rent from the date of the occurrence until such repairs are completed. Such equitable reduction shall be based upon Landlord’s reasonable estimate of the extent to which the occurrence and the making of such repairs shall interfere with the business carried on by Tenant in the Premises. The provisions of any law now or hereafter passed authorizing the termination of this Lease upon the partial or complete destruction of the Premises are hereby waived by Tenant.

(c)           In the event Landlord is obligated to, or elects to, repair or restore the Premises, Landlord shall be obligated to repair or restore only such portions of the subject Premises which were originally provided by Landlord at Landlord’s expense and, all terms of the Lease shall continue to be in effect recognizing that in no event shall Landlord be required to expend more than the insurance proceeds made available to Landlord by reason of the fire or other casualty. The repair or restoration of any of Tenant’s alterations or any property of Tenant which was not provided at Landlord’s expense shall be the obligation of Tenant; provided, however, Landlord shall make available to Tenant, on such terms and conditions as Landlord may reasonably require, all insurance proceeds actually received by Landlord with regard to Tenant’s permanent leasehold improvements. In no event shall Tenant be entitled to any compensation for damage or loss of the use of all or any part of the Premises or any inconvenience, annoyance or interruption or loss of business or for any other damage whatsoever occasioned by any such damage, destruction, repair or restoration, irrespective of the negligence of Landlord or any of its employees, invitees, contractors, subcontractors, licensees, subtenants or agents, except to the extent caused in whole or in part by the gross negligence or intentional misconduct of Landlord, its employees, invitees, contractors, subcontractors, licensees, subtenants or agents. If Landlord fails to repair and restore the portion of Premises leased by Tenant, Tenant has the right to terminate the lease.

29.          CONDEMNATION.

(a)           If all or a significant portion of the Property or Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation, or if a part of the Property or Premises is so taken or sold so that the Premises cannot, after restoration, be economically used for the purpose intended by Tenant, or if the Property or Premises cannot be restored within one hundred eighty (180) days after such a taking or sale to make the Premises tenantable and economically suitable for Tenant’s intended use, then this Lease shall terminate as of the date of such taking or sale, and Tenant shall be liable hereunder only for Rent and other sums due hereunder accruing prior to the time of such taking or sale. The determination of what constitutes a significant portion of the Property or Premises shall be in Landlord’s reasonable judgment.

(b)           If less than a significant part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or shall be sold to the condemning authority under threat of condemnation and the Premises can, after restoration, be economically used for the purpose intended by Tenant, then this Lease shall continue in full force and effect, and Landlord shall, at its sole cost and expense, restore and reconstruct the Premises in all reasonable promptness, and, in any event, within one hundred eighty (180) days from the date of such taking or sale, to make the same tenantable and economically suitable for Tenant’s intended use of the Premises. Rent and other sums payable hereunder for the unexpired portion of the Term shall be adjusted equitably.

(c)           All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant. The termination of this Lease shall not affect the rights of the respective parties to those awards.

30.          SUBORDINATION AND ATTORNMENT.

(a)           Unless a Mortgagee (as hereinafter defined) shall otherwise elect, Tenant’s rights under this Lease are and shall remain subject and subordinate to the operation and effect of any mortgage, deed of trust or other security instrument constituting a lien upon the Property or upon the leasehold interest in the Premises or Landlord’s interest therein. Any such mortgage, deed of trust or other security instrument being referred to herein as a “Mortgage”, and the party or parties having the benefit of the same, whether as mortgagee, trustee, or noteholder being referred to herein as a “Mortgagee”. Upon request from Landlord and/or Landlord’s Mortgagee, Tenant shall execute a reasonable written subordination, non-disturbance and attornment agreement between such Mortgagee, its successors and assigns, and Tenant, in the standard form offered by the Mortgagee, providing for Tenant’s continued occupancy of the Premises under the terms and conditions of this Lease and for the remainder of the Term, and further providing that so long as Tenant is not in default of this Lease beyond any applicable notice and cure period, Tenant’s right to possession of the Premises shall not be disturbed by any current or future Mortgagee.

(b)           Any subordination, non-disturbance and attomment agreement delivered to Tenant shall include provisions that if any person shall succeed to all or part of Landlord’s interest in the Property, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if so requested or required by such successor in interest, Tenant shall attom to such successor in interest, provided that Tenant shall not be disturbed in its continued occupancy of the Premises for the remainder of the Term, for so long as Tenant performs all of the covenants and agreements stipulated to be performed by Tenant in this Lease within any applicable notice and cure period.

31.         TRANFER BY LANDLORD. Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Building or the Land and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

32.       ESTOPPEL. Tenant shall, without charge, within five (5) days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any mortgagee, prospective mortgagee, ground lessor, prospective ground lessor, or purchaser or prospective purchaser of the Building.

33.         SEVERABILITY. If any provision of this Lease shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or paragraphs in this Lease contained shall not affect the remaining portions of this Lease or any part thereof.

34.         OFAC CERTIFICATION. Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

35.        RIGHT TO LEASE. Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Property.

36.        INTERPRETATION. This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease the words “Tenant” and “Landlord” include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender. The deletion of any printed, typed or other portion of this Lease shall not evidence the parties’ intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

37.        PROHIBITION AGAINST RECORDING. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord.

38.        AUTHORITY. Tenant hereby represents and warrants that Tenant is a corporation, trust, general or limited partnership, or other entity, Tenant, and each individual executing this Lease on behalf of such entity, is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms.

39.        RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.

40.        COMPLETE AGREEMENT. This writing contains the entire agreement between the parties hereto regarding the subject matter hereof. No modification to this Lease shall be binding unless such modification shall be in writing and signed by the parties hereto.

41.        HEADINGS. Any headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease, nor shall they affect its meaning or effect.

42.        COUNTERPARTS. This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

TENANT	NORTHANN CORP, a Nevada corporation

	By:	Lin Li

	Name:	/s/ Lin Li

	Title:	Chief Executive Officer (CEO)

LANDLORD:	SKY SC, a Delaware limited liability company

	By:	/s/Marc Civitillo

	Name:	Marc Civitillo

	Title:	Authorized Signatory

Exhibit “A”

PREMISES

Leasing 4,560 rentable square feet of office space and 98,400 of “low bay” base pictured below.

Exhibit “B”

Property

The Property survey is attached in the next page.

[***]

Exhibit “C”

Landlord Work

Landlord will complete the following improvements to the Premises the (“Landlord Improvements”) in accordance with the terms and conditions of Section 3 of the Lease:

a.	HVAC: Clean up and install air conditioners to the two office buildings inside the warehouse area (low ceiling portion);
b.	Overhead Door (within building): Install an overhead door in Section D of the demising wall in the loading dock area;
c.	Parking Lot: Repair the surface cracks on the parking lot and clean up weeds;
d.	Ensure all utilities are separately metered;
e.	Ensure the HVAC systems in the Office and the two break rooms are in good and regular working order;
f.	Clean the interior walls within the Premises;

Landlord Work shall be complete prior to the Lease Commence date.

Exhibit “D’

Rules and Regulations

(a)	Tenant agrees to comply with the following:

(i)           Tenant shall deposit all garbage, refuse and rubbish in appropriate containers outside of the Premises and will be responsible for causing the same to be removed regularly and in accordance with municipal regulations. Burning of garbage, refuse or rubbish any place on or in the Land is not permitted. If Landlord shall provide or designate a service for picking up garbage, refuse and rubbish, Tenant shall use the same at Tenant’s cost provided that the cost is no greater than the cost which Tenant would incur by engaging with its own provider directly. Tenant shall pay the cost of removal of any of Tenant’s garbage, refuse and rubbish.

(ii)           No aerial, antenna, microwave dish or like device shall be erected on the roof or exterior walls of the Building, or on the grounds of the Land, without in each instance, obtaining the written consent of Landlord, which shall not be unreasonably conditioned, delayed or withheld. Any aerial, antenna, microwave dish or like device so installed without such written consent may be removed by Landlord at any time and Landlord shall not be liable for damage to such equipment or to the Premises as a result of such removal. Tenant shall be responsible for the costs incurred in repairing any damage to the Building and/or the Land caused by the installation of any such unauthorized radio or television aerial or similar device and for any damage to the Premises incurred in the removal thereof.

(iii)          No loud speakers, phonographs, machinery, mechanical apparatus, or other devices shall be used or allowed to operate in a manner so as to be heard or seen or heard outside of the Premises without the prior written consent of Landlord.

(iv)          Tenant shall keep the outside areas immediately adjoining the Premises clean and free from dirt and rubbish generated by Tenant to the reasonable satisfaction of Landlord, and Tenant shall not place or permit any obstruction or merchandise in such areas, nor conduct any business therefrom.

(v)          Tenant and Tenant’s employees shall park their cars only in the Parking Area. Tenant shall furnish to Landlord, within ten (10) days after written request from Landlord with the state of registration and automobile license numbers assigned to vehicles belonging to Tenant’s employees and shall thereafter periodically update such list upon Landlord’s request. Landlord reserves the right at any time and from time to time to regulate parking by requiring parking passes or placards provided that such systems shall allow for parking for visitors and invitees without passes. The cost of establishing the said regulations should be at Landlord’s cost.

(vi)          Tenant shall not conduct any auction, fire, bankruptcy, selling-out, or closing-out sale on or about the Premises and no signs announcing any of such on or off the Premises, shall be displayed on, in or about the Premises.

(vii)       Tenant or others on Tenant’s behalf, may not allow any advertising materials or objects such as, but not limited to, searchlights, balloons or flashing or any other similar type of signs upon the Premises or the Business Park.

(b)        Landlord reserves the right from time to time to suspend, amend or supplement the foregoing rules and regulations, and to adopt and promulgate additional reasonable rules and regulations applicable to the Premises provided such rules do materially impact Tenant’s business. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to Tenant and provided they comply with the foregoing, and provided further that they are not contrary to any other provision in this Lease or right that Tenant is granted hereunder, Tenant agrees to comply with all additional and supplemental rules and regulations upon written notice of same from Landlord.

Exhibit “E”

Move-Out Conditions

The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

	Move-Out Condition	Description
1	Lights	Office, warehouse, emergency, and exit lights, as well as all exterior lights, must be fully operational with all bulbs and ballasts functioning.
2	Dock Levelers, Service Doors, and Roll Up Doors	All truck doors, service doors, roll-up doors, and dock levelers must be serviced and placed in good operating order.
3	Dock Seals/Dock Bumpers	Dock bumpers must be left in place and well secured, free of tears, and with broken backboards repaired.
4	Structured Columns	All structural steel columns in the warehouse and office must be inspected for damage, with any dents and damage repaired.
5	Warehouse Floor	The floor should be free of stains, swept, and without racking bolts or other protrusions. Cracks should be repaired, and all floor striping removed with no residual staining.
6	Tenant-Installed Equipment and Wiring	Any tenant-installed equipment must be removed, and roof penetrations properly repaired. All wiring must be removed to the panel.
7	Walls	Sheetrock (drywall) damage should be patched and fire-taped to ensure no holes are present in either the office or warehouse walls.
8	Carpet and Tile	Carpets and vinyl tiles should be in a clean condition without any holes or chips. Normal wear is accepted as long as they appear maintained.
9	Roof	Any roof penetrations resulting from tenant-installed equipment must be properly repaired by a licensed roofing contractor approved by the landlord.
10	Signs	All interior and exterior signs, decals, lettering, numbering, or similar items installed by the tenant must be removed.
11	Heating and Air Conditioning System	Heating/air conditioning systems, including warehouse heaters and exhaust fans, should be in good working order.
12	Electrical & Plumbing	All electrical and plumbing equipment must be returned in good condition and repair.
13	Housekeeping	Stained ceiling tiles should be replaced, and any doors or windows in disrepair should be repaired.
14	Fencing and Gates	Fencing and gates should be in good condition and repair.
15	Parking Lot	Tenant should remove all dumpsters and debris from the parking lot.
16	Overall Cleanliness

Windows should be cleaned, bathrooms sanitized, carpets vacuumed, and all debris removed from the office and warehouse. All trade fixtures, dumpsters, racking, trash, vending machines, and other personal property, both inside and outside of the premises, should be removed.

17	Upon Completion	Contract the landlord's property manager to coordinate turning in keys, utility changeover, and obtaining the final inspection of the premises.